Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Nabors Industries, Ltd. of our report dated March 31, 2013, except with respect to our opinion on the consolidated financial statements insofar as it relates to the Restatement of Previously Issued Financial Statements as described in Note 2, as to which the date is March 31, 2014, relating to the financial statements of Sabine Oil & Gas LLC, which appears in Nabors Industries, Ltd’s Annual Report on Form 10-K/A for the year ended December 31, 2013.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP
Houston, Texas
May 9, 2014